                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                           COAST DENTAL SERVICES, INC.
                                (Name of Issuer)

                                     COMMON

                         (Title of Class of Securities)

                                  19034H 10 2

                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [X]    Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 19034H102                          13G                                         Page 2 of 8
----------------------------------------------------------------------------------------------------
    1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                        DIASTI FAMILY LIMITED PARTNERSHIP
    ------------------------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)              (a)      |X|
                                                                                        (b)      | |
    ------------------------------------------------------------------------------------------------
    3) SEC Use Only

    ------------------------------------------------------------------------------------------------
    4) Citizenship or Place of Organization
                                     NEVADA


          Number of        (5) Sole Voting Power
            Shares                  2,482,200*
         Beneficially
           Owned by        (6) Shared Voting Power
             Each                            0
          Reporting        (7) Sole Dispositive Power
            Person                  2,482,200*
             With


                           (8) Shared Dispositive Power
                                             0
                           *Through its general partner DLP Management, Inc.

    ------------------------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            2,482,200
    ------------------------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]
         (See Instructions)
    ------------------------------------------------------------------------------------------------
    11) Percent of Class Represented by Amount in Row (9)

    32.6% based upon approximately 7,621,717 of common stock outstanding on
    December 31, 1998.
    ------------------------------------------------------------------------------------------------
    12) Type of Reporting Person (See Instructions)  PN
    ------------------------------------------------------------------------------------------------

CUSIP NO. 19034H102                          13G                                         Page 3 of 8
----------------------------------------------------------------------------------------------------
    1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                              DLP MANAGEMENT, INC.
    ------------------------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)              (a)      |X|
                                                                                        (b)      | |
    ------------------------------------------------------------------------------------------------
    3) SEC Use Only
    ------------------------------------------------------------------------------------------------
    4) Citizenship or Place of Organization
                                     NEVADA
    ------------------------------------------------------------------------------------------------



          Number of        (5) Sole Voting Power
            Shares
         Beneficially               2,482,200*
           Owned by
             Each          (6) Shared Voting Power
          Reporting                          0
            Person
             With          (7) Sole Dispositive Power
                                    2,482,200*

                           (8) Shared Dispositive Power
                                             0

                           *As the general partner for the Diasti Family Limited Partnership.

    ------------------------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                                            2,482,200
    ------------------------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares | |
         (See Instructions)
    ------------------------------------------------------------------------------------------------
    11) Percent of Class Represented by Amount in Row (9)
    32.6% based upon approximately 7,621,717 shares of common stock outstanding on
    December 31, 1998.
    ------------------------------------------------------------------------------------------------
    12) Type of Reporting Person (See Instructions) CO

    ------------------------------------------------------------------------------------------------

CUSIP NO. 19034H102                          13G                                         Page 4 of 8
----------------------------------------------------------------------------------------------------


  1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                    TEREK DIASTI, ADAM DIASTI AND TIM DIASTI
    ------------------------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)              (a)      |X|
                                                                                        (b)      | |
    ------------------------------------------------------------------------------------------------
    3) SEC Use Only
    ------------------------------------------------------------------------------------------------
    4) Citizenship or Place of Organization
                                  UNITED STATES
    ------------------------------------------------------------------------------------------------


          Number of        (5) Sole Voting Power
            Shares                  0
         Beneficially      (6) Shared Voting Power
           Owned by                 2,482,200*
             Each          (7) Sole Dispositive Power
          Reporting                 0
            Person
             With          (8) Shared Dispositive Power
                                    2,482,200*

                           *As equal shareholders and directors of the Diasti
                           Family Limited Partnership's sole general partner,
                           DLP Management, Inc.
    ------------------------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                                            2,482,200*
    ------------------------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares | |
         (See Instructions)

    ------------------------------------------------------------------------------------------------
    11) Percent of Class Represented by Amount in Row (9)

    32.6% based upon approximately 7,621,717 outstanding on December 31, 1998.

    ------------------------------------------------------------------------------------------------
    12) Type of Reporting Person (See Instructions)   IN

CUSIP NO. 19034H102                          13G                    Page 5 of 8
-------------------------------------------------------------------------------



  SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

  Item 1(a).      Name of Issuer:

                           COAST DENTAL SERVICES, INC.

  Item 1(b).      Address of Issuer's Principal Executive Offices:

                       2502 Rocky Point Drive, Suite 1000
                              Tampa, Florida 33607

  Item 2(a).      Name of Person Filing:

                        Diasti Family Limited Partnership
                    DLP Management, Inc., its General Partner

                                  Terek Diasti
                                   Adam Diasti
                                   Tim Diasti

  Item 2(b).      Address of Principal Business Office or, if none, Residence:

                            1325 Airmotive Way, Suite
                               Reno, Nevada 89502
  Item 2(c).      Citizenship:
                                     Nevada

  Item 2(d).      Title of Class of Securities:
                                     Common

  Item 2(e).      CUSIP Number:
                                                           19034H 10 2
  Item 3(a). If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the filing person is a:

   (a) [ ] Broker or Dealer registered under Section 15 of the Act;
   (b) [ ] Bank as defined in Section 3(a)(6) of the Act;
   (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;
   (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;
   (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;
   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);
   (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7);

CUSIP NO. 19034H102                  13G                            Page 6 of 8
-------------------------------------------------------------------------------


   (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

  Item 4. Ownership:

         If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount Beneficially Owned:
                                   See response to Item 9 on cover pages.
         (b)      Percent of Class:
                                   See response to Item 9 on cover pages.
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:
                                   See response to Item 5 on cover pages.
                  (ii)  shared power to vote or to direct the vote:
                                   See response to Item 6 on cover pages.
                  (iii) sole power to dispose or to direct the disposition of:
                                   See response to Item 7 on cover pages.
                  (iv)  shared power to dispose or to direct the disposition of:
                                   See response to Item 8 on cover pages.
  Item 5. Ownership of Five Percent or Less of a Class:
                                   Not Applicable.
  Item 6. Ownership of More than Five Percent on Behalf of Another Person:
                                   Not Applicable
  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                                   Not Applicable
  Item 8. Identification and Classification of Members of the Group:
                                 Not Applicable
  Item 9. Notice of Dissolution of Group:  Not Applicable

 Item 10. Certification:

                                 Not Applicable

CUSIP NO. 19034H102                 13G                             Page 7 of 8
-------------------------------------------------------------------------------





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 9, 1999


                                   /s/      TEREK DIASTI
                                   --------------------------------------------
                                            TEREK DIASTI


                                   /s/      ADAM DIASTI
                                   --------------------------------------------
                                            ADAM DIASTI


                                   /s/      TIM DIASTI
                                   --------------------------------------------
                                            TIM DIASTI


                                   DIASTI FAMILY LIMITED PARTNERSHIP

                                   By: DLP Management, Inc., its General Partner

                                   By:      /s/      TEREK DIASTI
                                   --------------------------------------------
                                            Terek Diasti, its President



                                   DLP MANAGEMENT, INC.

                                   By:      /s/      TEREK DIASTI
                                   --------------------------------------------
                                            Terek Diasti, its President

CUSIP NO. 19034H102                 13G                             Page 8 of 8
-------------------------------------------------------------------------------


                                    EXHIBIT A

                   SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)


                             RULE 13d-1(k) AGREEMENT


         The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Coast Dental Services, Inc. at December 31, 1998.


                                   February 9, 1999


                                   /s/      TEREK DIASTI
                                   --------------------------------------------
                                            TEREK DIASTI


                                   /s/      ADAM DIASTI
                                   --------------------------------------------
                                            ADAM DIASTI


                                   /s/      TIM DIASTI
                                   --------------------------------------------
                                            TIM DIASTI


                                   DIASTI FAMILY LIMITED PARTNERSHIP

                                   By: DLP Management, Inc., its General Partner

                                   By:      /s/      TEREK DIASTI
                                   --------------------------------------------
                                            Terek Diasti, its President



                                   DLP MANAGEMENT, INC.

                                   By:      /s/      TEREK DIASTI
                                   --------------------------------------------
                                            Terek Diasti, its President